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                             JOINT FILING AGREEMENT
                          PURSUANT TO RULE 13d-1(k)(1)


         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or her contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or she knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.



Dated:  February 9, 1999                 By: /s/ Clark D. Frederick
                                             __________________________________
                                              Clark D. Frederick



Dated:  February 9, 1999                 By: /s/ Carla T. Frederick
                                             __________________________________
                                              Carla T. Frederick